EXHIBIT 15(B)

                                   FORUM FUNDS
                        INVESTOR CLASS DISTRIBUTION PLAN
                                 January 1, 1999

         This Distribution Plan (the "Plan") is adopted by Forum Funds (the "Trust") with respect to the Investor Class of shares of beneficial interest of each of the Funds identified in Appendix A (individually a "Fund" and collectively the "Funds") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

         SECTION 1.  DISTRIBUTOR

         The Trust has entered into a Distribution Agreement (the "Agreement") with Forum Fund Services, LLC ("Forum") whereby Forum acts as principal underwriter of the Funds.

         SECTION 2.  DISTRIBUTION AND SERVICE ACTIVITIES

         (a) Forum shall provide to the Funds distribution and service activities including, but not limited to (i) sales, marketing and other activities primarily intended to result in the sale of Investor Class shares;
(ii)  shareholder  services in connection with the  distribution of shares;  and
(iii) such other similar services as the Trustees determine are reasonably calculated to result in the sale of Investor Shares.

         (b) In connection with the distribution activities described in Section 2(a), Forum may incur expenses for such activities including, but not limited to, (i) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expense for services in connection with the distribution of shares; (ii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including fees calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the broker-dealer of institution receiving such fees; (iii) costs of printing prospectuses and other materials to be given or sent to prospective investors; and, (iv) the costs of preparing, printing and distributing sales literature and advertising materials used by Forum or others in connection with the offering of Investor Class shares for sale to the public.

         SECTION 3.  MARKETING AND SERVICE AGREEMENTS

         Pursuant to agreements ("Agreements") the form of which the Trust's Board of Trustees ("Board") shall approve, Forum may pay other persons ("Service Providers") for any distribution or service activity. Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with the investment in the Investor Class of a Fund of the assets of its customers (i) will be disclosed by the Service

Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

         SECTION 4.  PAYMENTS

         (a) As compensation for Forum's services with respect to the Investor Class of each Fund, the Trust shall pay Forum a fee at an annual rate of up to 0.15% of the average daily net assets of the Investor Class of Daily Assets Government Fund and up to 0.50% of the average daily net assets of the Investor Class of each other Fund (the "Payments"). The Payments shall be accrued daily and paid monthly or at such other interval as the Board shall determine.

         (b) The Funds shall pay all costs and expenses in connection with (i) the preparation, printing and distribution of its prospectuses other than as contemplated by Section 2 and (ii) the implementation and operation of the Plan.

         (c) On behalf of the Trust, as principal underwriter of each Fund, Forum may spend such amounts and incur such expenses as it deems appropriate or necessary on any activities primarily intended to result in the sale of the shares of the Investor Class of each Fund (distribution activities) or for the servicing and maintenance of shareholder accounts of the Investor Class of each Fund (service activities); provided, however that the Investor Class of each Fund shall not directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc. ("NASD").

         (d) Payments to Forum under this Plan are limited to distribution and service expenses incurred by Forum and submitted to the Trust for payment with supporting documentation.

         (e) Unreimbursed expenses incurred by Forum with respect to a fund during a fiscal year of the Fund may not be reimbursed by the Fund from revenues attributable to a subsequent fiscal year of the Fund.

         SECTION 5.  REVIEW AND RECORDS

         (a) Forum shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by Forum and identifying the activities for which the expenditures were made.

         (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

         SECTION 6.  EFFECTIVENESS; DURATION; AND TERMINATION

         With respect to the Investor Class of a Fund:

         (a) The Plan shall become effective upon approval by the Board, including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

         (b) The Plan shall remain in effect for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

         (c) The Plan may be terminated with respect to a Fund without penalty at any time by a vote of (i) a majority of the Qualified Trustees or (ii) a vote of a majority of the outstanding voting securities of the Investor Class of the Fund.

         SECTION 7.  AMENDMENT

         The Plan may be amended at any time by the Board, provided that (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan, and
(ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan with respect to the Investor Class of a Fund shall be effective only upon the additional approval of a majority of the outstanding voting securities of the Investor Class of that Fund.

         SECTION 8.  NOMINATION OF DISINTERESTED TRUSTEES

         While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Investment Company Act of 1940) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under the Plan, and Forum agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Fund to which Forum's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.

         SECTION 10.  MISCELLANEOUS

         (a) The terms "majority of the outstanding voting securities" and "interested person" shall have the meanings ascribed thereto in the Act.

         (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

                                   FORUM FUNDS
                        INVESTOR CLASS DISTRIBUTION PLAN

                                   APPENDIX A
                         FUNDS COVERED INCLUDED IN PLAN
                              AS OF JANUARY 1, 1999


                     Daily Assets Treasury Obligations Fund
                          Daily Assets Government Fund
                    Daily Assets Government Obligations Fund
                             Daily Assets Cash Fund
                           Daily Assets Municipal Fund